Ex - (d)(viii)
April 30, 2010
Randy Merk
President and Chief Executive Officer
The Charles Schwab Family of Funds
211 Main Street
San Francisco, CA 94105
Re: The Charles Schwab Family of Funds
Dear Mr. Merk:
This letter will confirm our agreement to limit net operating expenses of the following funds, as noted in the table below and described in the funds’ registration statements filed with the Securities and Exchange Commission.

	Net Operating	Guaranteed
Fund	Expense Limit	Through
Schwab Municipal Money Fund - Select Shares	35 bps	4/29/12

Schwab Municipal Money Fund - Institutional Shares	24 bps	4/29/12

Schwab Value Advantage Money Fund - Select Shares	35 bps	4/29/12

Schwab Value Advantage Money Fund - Institutional Shares	24 bps	4/29/12

Schwab Retirement Advantage Money Fund	49 bps	4/29/12

Schwab Value Advantage Money Fund - Institutional Prime Shares	21 bps	4/29/12
Sincerely,

/s/ George Pereira	/s/ Peter Crawford
George Pereira	Peter Crawford
Senior Vice President and	Senior Vice President
Chief Financial Officer	Investment Management Services
Charles Schwab Investment Management, Inc.	Charles Schwab & Co., Inc.

cc:
Chau, Hsin
Crawford, Peter
Felton, Koji
Gao, Zuogang
Giblin, James
Hand, Gregory
Lee, Howard
Lekich, David
Leonhardt, Stephen
Passaglia, Donna
Pereira, George
Pierce, Jim
Stewart, Carolyn